Exhibit 99.1

A Letter to Our Shareholders on the 2025 CEO Interim Award

Dear Fellow Tesla Shareholders,

Today we announce an important first step in compensating Elon Musk for his extraordinary work at Tesla. As you know, Elon has not received meaningful compensation for eight years since the 2012 CEO Performance Award was last earned in 2017. Despite overwhelming support from you in 2018 and again in 2024, our legal efforts continue in the Delaware courts to reinstate the 2018 CEO Performance Award. Despite these legal challenges, we can all agree that Elon has delivered the transformative and unprecedented growth that was required to earn all milestones of the 2018 CEO Performance Award. This growth has translated into immense value generated for Tesla and all our shareholders.

To recognize what Elon has accomplished and the extraordinary value he delivered to Tesla and our shareholders, we believe we must take action to honor the bargain that was struck in 2018. After all, “a deal is a deal.” Thus, as evidence that Tesla is committed to honoring its promises in the 2018 CEO Performance Award and intends to compensate its CEO for his future services commensurate with his contributions to our company and shareholders, we have recommended this award as a first step, “good faith” payment to Elon.

Delaware litigation continues to loom over us after seven years.

As we told you last year, the 2018 CEO Performance Award resulted in a $2.3 billion stock-based compensation charge to Tesla but brought about $735 billion of increased market capitalization. Despite delivering such extraordinary returns, that award continues to be in legal limbo despite two separate shareholder votes supporting it by large margins. Furthermore, we have no clear timeline for resolution, as we are still waiting not only for a ruling, but a hearing date to be heard in front of the Delaware Supreme Court. Rewarding Elon for what he has done and continues to do for Tesla is the right thing to do.

Retaining Elon Is More Important Than Ever Before

Today, Tesla is at a critical inflection point that has the potential to create continued extraordinary value for you, the shareholders. Through Elon’s unique vision and leadership, Tesla is transitioning from its role as a leader in the electric vehicle and renewable energy industries to grow towards becoming a leader in AI, robotics and related services. To succeed, it requires a leader who combines strategic foresight, adaptability, and relentless execution to outperform competition and inspire the team. Elon has demonstrated these unmatched leadership abilities time and time again with his unparalleled track record of delivering shareholder value since he joined as a founding figure and spearheaded the transformation of our extraordinary company.

And while these impending changes are exciting, the outcomes are not guaranteed. It is imperative to retain and motivate our extraordinary talent, beginning with Elon. The war for AI talent is intensifying, with recent months including multi-billion-dollar acquisitions of companies and nine-figure cash compensation packages for non-founder, individual AI engineers. Even among this group of highly talented individuals, no one matches Elon’s remarkable combination of leadership experience, technical expertise, and, arguably most importantly, decades-long proven track record of building the most revolutionary and profitable businesses across different industries. While we recognize that Elon’s business ventures, interests and other potential demands on his time and attention are extensive and wide-ranging, including his leadership roles at xAI, SpaceX, Neuralink, X Corp., and The Boring Company as well as his other interests, we are confident that this award will incentivize Elon to remain at Tesla and focus his unmatched leadership abilities on further creating shareholder value for Tesla shareholders and attracting and retaining talent at Tesla. To be clear, losing Elon would not only mean the loss of his talents but also the loss of a leader who is a magnet for hiring and retaining talent at Tesla.

The Special Committee believes now is the right time to take decisive action to recognize the extraordinary value that Elon created for Tesla shareholders. As such, the Board (with Elon and Kimbal Musk recusing themselves), has unanimously approved a recommendation from the Special Committee of the Board to grant Elon an award of restricted stock equal to approximately one-third of the compensation he earned under the 2018 CEO Performance Award.

The award provides the following provisions:

•	96 million restricted shares of stock, subject to Elon paying a purchase price upon meeting a two-year vesting term, to be delivered after receipt of antitrust regulatory approval;

•	The purchase price will be equal to the split adjusted exercise price of the stock options awarded to Elon under the 2018 CEO Performance Award ($23.34 per share);

•	A requirement that Elon serve continuously in a senior leadership role at Tesla during the two-year vesting term;

•	A pledging allowance to cover tax payments or the purchase price;

•	A mandatory holding period of five years from the grant date, except to cover tax payments or the purchase price (with any sales for such purposes to be conducted through an orderly disposition in coordination with Tesla); and

•	If the Delaware courts fully reinstate the 2018 CEO Performance Award, this interim award will be forfeited or returned or a portion of the 2018 CEO Performance Award will be forfeited. To put it simply, there cannot be any “double dip.” Elon will not be able to keep this new award in addition to the options he will be awarded under the 2018 CEO Performance Award should the courts rule in our favor.

The Special Committee, consisting of the two of us, was formed earlier this year to consider how best to retain and incentivize Elon in a manner that aligned with the best interests of the Company. The Special Committee and the Board deliberated carefully over the decision to grant this interim award against the backdrop of the ever-intensifying AI talent war and Tesla’s position at a critical inflection point. We believe it directly addresses a top concern and priority for shareholders and the Board alike: energizing and focusing Elon on Tesla so he can propel Tesla into its next era of growth, while we continue the legal campaign to have the 2018 CEO Performance Award reinstated. This interim award is structured to incrementally increase his voting rights upon grant, which he has repeatedly told us—and shareholders have confirmed—is an important part of incentivizing him to stay focused on the critical work we are doing here at Tesla. We believe this is a vital consideration, and we used the tools currently available to us—our existing equity incentive plan—to grant this award.

We would also like to stress that prior to recommending this award, we reviewed your letters, read your X posts, and considered the direct feedback we have received from many of you in order to align our recommendation with your expressed views. From those communications, we know that one of your top concerns is keeping Elon’s energies focused on Tesla. This award is a critical first step toward achieving that goal, although it is limited by the capacity of our current equity incentive plan. As such, we are also working on next steps to address that issue. Still, while our work remains ongoing, we feel it is important to communicate directly and transparently with you all, our shareholders and Tesla’s owners.

The Special Committee continues our work to address a longer-term CEO compensation strategy, which we plan to put to a shareholder vote at the November 6 annual meeting.

Thank you for your continued support of Tesla and stay tuned for more information as we get closer to our shareholder meeting.

Very truly yours,

Robyn Denholm & Kathleen Wilson-Thompson

Members of the Special Committee of the Board of Directors